Exhibit 99.1

         Trans World Corporation Announces a $4.75 Million Capital Raise

     NEW YORK--(BUSINESS WIRE)--Dec. 29, 2005--Trans World Corporation (OTC:
TWOC) ("TWC" or the "Company"), announced today that it has completed the private placement of 2,794,188 shares of its common stock to five institutional investors at the market price of $1.70 per share. Carr Securities Corporation, a broker dealer specializing in value investing and servicing only institutional accounts, acted as a finder in this transaction. TWC received gross proceeds from the transaction of $4,750,000.
     This influx of capital is earmarked for several new projects, specifically: the expansion and improvement of facilities at Route 59, TWC's highest volume casino; the reduction of equipment lease expenses; the acquisition of state-of-the-art gaming technology; the addition of a private, high-stakes gaming room at Route 55, TWC's largest casino; and, the provision of additional working capital for the Company.
     Rami Ramadan, the Company's CEO, noted, "This year-end event not only further strengthens the Company's balance sheet, but also demonstrates the confidence of the investment community in TWC's operations and in its growth strategy. TWC plans to use this new capital to enhance the casino experience for our guests and to help improve the Company's future operating results."
     Trans World Corporation owns and operates four casinos in Europe. The Company's casinos are American-themed, each designed to reflect a different nostalgic era of American life. TWC maintains its headquarters in New York City. For more information, please visit www.transwc.com or www.american-chance-casinos.com.
     The shares of common stock sold in this private placement will not be registered under the Securities Act of 1933, or any state securities laws, and were sold in a private transaction pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D. The Company has agreed to file a registration statement with the Securities and Exchange Commission covering the resale by the investors of the privately placed common stock by June 27, 2006.

     "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts contain forward looking information with respect to plans, projections or the future performance of the Company, the occurrence of which involve certain risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission.


     CONTACT: Trans World Corporation
              Jill Yarussi, 212-983-3355
              jyarussi@transwc.com